EXHIBIT 10.8

Summary Description of the Compensation of
Non-Employee Directors of Compressco Partners GP Inc.

As of January 1, 2014, each director who is not an employee Compressco Partners GP Inc., TETRA Technologies, Inc., or any of its subsidiaries (Non-Employee Directors), receives non-cash compensation of $60,000 per year for attending regularly scheduled board meetings. In order to remain competitive in director compensation, effective May 27, 2013, the Board of Directors of Compressco Partners GP Inc. approved the addition of cash director fees in the amount of $15,000 per year, paid quarterly, for Non-Employee Directors. The non-cash compensation is paid for the upcoming service year in the form of phantom unit awards that have an intended value of $60,000, prorated for any newly elected Non-Employee Director to such director's date of election. Non-Employee Directors who are appointed as the chairmen of our Conflicts Committee and Audit Committee receive additional compensation of $5,000 and $10,000 per year, respectively, prorated from their respective dates of appointment, which is also paid in the form of phantom unit awards. All such awards of phantom units are granted under the Compressco Partners, L.P. 2011 Long Term Incentive Plan.

Directors who are also our officers or employees, or officers or employees of TETRA, do not receive any compensation for duties performed as our directors.

All Non-Employee Directors are reimbursed for out-of-pocket travel expenses incurred in attending meetings of the Board of Directors and committees.